Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact: Mary T. Conway
508-520-2545
mconway@plcmed.com

PLC SYSTEMS REPORTS FOURTH QUARTER AND FULL YEAR

2011 RESULTS

MILFORD, Mass., March 30, 2012 — PLC Systems Inc. (OTCBB: PLCSF), a company focused on innovative medical device technologies, today reported financial results for the three- and twelve month periods ended December 31, 2011. These results only include the company’s RenalGuard® operations, since PLC completed the sale of its transmyocardial revascularization (TMR) business to Novadaq Corp. during the first quarter of 2011. Results from the TMR business are reflected as discontinued operations for all periods presented.

Fourth quarter 2011 total revenues were $189,000, compared to $59,000 in the fourth quarter of 2010, and higher than the $27,000 reported in the third quarter of 2011. The net loss from continuing operations for the fourth quarter of 2011 was $1,028,000, or $0.03 per basic and diluted share, compared to a net loss from continuing operations of $437,000, or $0.01 per basic and diluted share, in the fourth quarter of 2010.  In addition, the company reported $277,000 in deferred revenue in the fourth quarter of 2011, representing orders received for which payments were not completed in a timely manner.

Mark R. Tauscher, President and Chief Executive Officer of PLC Systems Inc., stated, “In the fourth quarter of 2011, RenalGuard sales demonstrated increased traction in Europe, as we had anticipated. While these sales represent a marked improvement from earlier in the year, we are working closely with our distributor in Italy, where that country’s economic conditions are affecting the timing of payment and thus our recognition of these revenues on a timely manner.  Accordingly, we believe that our results in 2012 will benefit from the inclusion of additional revenues from orders placed during the fourth quarter of 2011, as well as our continuing progress in accelerating adoption of RenalGuard in markets where it is available.”

He continued, “As a company, we have made major progress on achieving critical milestones in the past few months, including the following:

•                  We began our U.S. pivotal trial of RenalGuard and successfully enrolled our first patients, following receipt of final approval from the U.S. Food & Drug Administration of our adaptive trial design

•                  We announced the path to approval for RenalGuard in Japan, arguably the second largest CIN treatment market worldwide, with the initial completion of a successful two patient safety trial

•                  We recently announced approval to market RenalGuard in Israel, and appointed a distributor there, A.M.I. Technologies, Ltd.

•                  Results from the investigator-sponsored MYTHOS clinical trial of RenalGuard were published in the peer-reviewed JACC-Cardiovascular Interventions

•                  Results from PLC’s pilot trial of RenalGuard were published in the peer-reviewed International Journal of Cardiology

•                  RenalGuard was featured in a luncheon session at the important TCT conference in November and

•                  We secured new patents to continue to strengthen our intellectual property position.

These developments help increase visibility for PLC and RenalGuard worldwide, and are critical to our effort to increase sales and adoption for RenalGuard in Europe and other countries where it is on the market.”

Mr. Tauscher added, “As we move through 2012, our confidence in the potential of RenalGuard as a valuable and targeted technology that addresses a large, unmet medical need worldwide continues to increase.  Our progress in aligning PLC with significant distributors who can bring RenalGuard to leading practitioners in key markets will help establish RenalGuard as a ‘best practice’.  At the same time, we are very pleased by the launch of our clinical trial United States, and we expect to provide a more detailed update on our progress in the next few months.”

He concluded, “Thus, in 2012, we are focused on achieving the following milestones:

•                  Approval of sites for the U.S. clinical trial and significant progress in patient enrollment, with sample size re-estimation planned after 163 patients;

•                  Acceleration in sales of RenalGuard in markets where it is currently available, primarily Europe;

•                  Initiation of additional distributors in key territories worldwide;

•                  Additional investigator-sponsored clinical trials of RenalGuard in new territories and aimed at additional treatments;

•                  Issuance of additional patents to bolster the company’s intellectual property portfolio

•                  A positive response from Japan’s Department of Health to the investigator-submitted clinical trial proposal in Q2 2012, followed by the launch of a full clinical trial in that critical market, and

•                  Successfully raising additional funds to support all of these initiatives.

Our progress and success in accomplishing these initiatives will, we believe, significantly raise the level of interest in RenalGuard and lead to many more opportunities for PLC, for the benefit of the company, this technology and our shareholders.”

Financial Update

As of December 31, 2011, PLC reported $2,585,000 in cash and equivalents, an increase of 1,261,000 from the Company’s cash position of $1,324,000 as of December 31, 2010.  The increased cash position reflects the net proceeds from the sale of the TMR business and the secured convertible debt financing.

During the fourth quarter of 2011, PLC shipped 963 single-use RenalGuard disposable sets and 21 RenalGuard consoles internationally, compared to 90 RenalGuard single-use disposable sets and two consoles that shipped in the fourth quarter of 2010 and 25 single-use sets and two consoles shipped in the third quarter of 2011.

As expected with the ramp-up of the company’s U.S. pivotal trial, Operating Expenses increased to $1,049,000 in the fourth quarter of 2011 from $472,000 in the same quarter of 2010. Sales, General and Administrative costs were $596,000 in the fourth quarter of 2011, lower than the $621,000 recorded in the fourth quarter of 2010.  Research & Development expenses were $453,000 in the fourth quarter of 2011, an increase from the credit of $150,000 associated with the impact of the R&D grant of $244,000 from the Qualifying Therapeutic Discovery Project Program reported in the fourth quarter of 2010.

Full Year Results

For the full year 2011, PLC reported total revenues of $671,000, compared to total revenues of $587,000 in 2010. Net loss from continuing operations for 2011 was $6,990,000, or a loss of $0.21 per basic and diluted share, compared to a net loss from continuing operations of $3,109,000, or a loss of $0.10 per basic and diluted share, in 2010.

PLC also noted that in its Form 10-K filing for the year ended December 31, 2011, to be filed today, contains a ‘going concern’ opinion from its auditors, indicating that the company’s cash balance as of December 31, 2011, combined with recurring net losses and negative cash flows from operations, raises substantial doubt about its ability to continue as a going concern for the next 12 months. As noted above, the Company is investigating ways to raise additional capital to continue its operations.

About PLC Systems Inc.

PLC Systems Inc., headquartered in Milford, Mass., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC’s newest product, RenalGuard, has been developed to help prevent the onset of Contrast-Induced Nephropathy (CIN) in at-risk patients undergoing certain cardiac and vascular imaging procedures. The Product is CE-marked and is being marketed in Europe and selected countries around the world. Two investigator-sponsored European studies have demonstrated RenalGuard’s effectiveness at preventing CIN. RenalGuard is being studied in a pivotal trial in the U.S., as required for approval by FDA.

This press release contains “forward-looking” statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the “Forward Looking Statements” section of our Annual Report on Form 10-K for the year ended December 31, 2010, a copy of which is on file with the SEC.

PLC Systems, PLC Medical Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.

Novadaq is a trademark of Novadaq Technologies, Inc.

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(Financial tables follow)

PLC SYSTEMS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2011	2010	2011	2010

Revenues	$189	$54	$671	$587
Cost of revenues	70	24	426	696
Gross profit (loss)	119	30	245	(69)
Operating expenses
Selling, general and administrative	596	621	2,445	2,805

Research and development	453	(149)	1,212	333
Total operating expenses	1,049	472	3,657	3,138
Gain on the sale of assets	—	—	(40)	(98)
Loss from continuing operations	(930)	(442)	(3,372)	(3,109)
Other income expense:
Interest expense	(117)	—	(396)	—
Interest income	9		10
Financing costs associated with convertible notes	—	—	(530)	—
Change in fair value of warrant liabilities	64	—	(808)	—

Change in fair value of convertible notes	(54)	—	(1,894)	—
Total other expense	98	—	(3,618)	—
Net loss from continuing operations before income taxes	(1,028)	(442)	(6,990)	(3,109)
Benefit for income taxes from continuing operations			492
Net loss from continuing operations, net of income taxes	—	—	(6,498)	—
Discontinued operations:
Income from discontinued operations, net of income taxes	—	—	53	2,604
Gain on sale of discontinued operations, net of income taxes	—	—	687	—
Net income from discontinued operations	—	—	740	2,604
Net loss	$(1,028)	$(442)	$(5,758)	$(505)
Net loss per weighted average share, basic and diluted:
From loss on continuing operations attributable to common stockholders	$(0.03)	$(0.01)	$(0.21)	$(0.10)
From income on discontinued operations	0.00	0.00	0.00	0.08
From gain on sale of discontinued operations	0.00	0.00	0.02	0.00
Net loss attributable to common stockholders per weighted average share, basic and diluted	$(0.03)	$(0.01)	$(0.19)	$(0.02)
Weighted average shares outstanding:
Basic and diluted	30,351	30,351	30,351	30,351

CONDENSED BALANCE SHEET

	December 31, 2011	December 31, 2010
Cash and cash equivalents	$2,585	$1,324
Total current assets	3,509	3,102
Total assets	3,549	3,315
Total current liabilities	710	1,881
Shareholders’ equity (deficit)	(4,088)	1,434

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